Exhibit 99.1

January 15, 2009

Delivered by:
FedEx Overnight Mail, Email and
U.S. Mail

Escalade, Incorporated
817 Maxwell Avenue
P.O. Box 889
Evansville, Indiana 47706-0889
Attention: Terry D. Frandsen, Vice President Finance and Chief Financial Officer

Dear Sirs:

          Escalade, Incorporated. (“Escalade”) and JPMorgan Chase Bank, N.A., as successor by merger with Bank One, Indiana, NA (“Chase”) are parties to that certain Amended and Restated Credit Agreement, dated as of October 24, 2001 (as the same has been amended to date, the “Credit Agreement”). Capitalized terms used and not otherwise defined in this letter that are defined in the Credit Agreement shall have the meanings ascribed to them in the Credit Agreement.

          Escalade and its Subsidiaries failed to maintain a debt service coverage ratio, determined on a consolidated basis, of at least 1.20 to 1.0 for the four consecutive fiscal quarter period ending on July 12, 2008, and for the four consecutive fiscal quarter period ending October 4, 2008, as required for each such period by Section 5(g)(iii) of the Credit Agreement. In addition, Escalade and its Subsidiaries failed to maintain a Leverage Ratio of not greater than 2.75 to 1.0 as of the close of the four consecutive fiscal quarter period ending on July 12, 2008, and for the four consecutive fiscal quarter period ending October 4, 2008, as required for each such period by Section 5(g)(i) of the Credit Agreement. The Events of Default resulting from that non-compliance with Sections 5(g)(i) and (iii) of the Credit Agreement are referred to in this letter as the “Existing Defaults”.

          On account of the Existing Default, Chase is entitled to exercise its rights and remedies, including, without limitation: (i) increase the rate of interest on the Obligations as provided in Section 2(a)(x) of the Credit Agreement (the “Default Rate”), and suspend the availability of Loans bearing interest at a LIBOR-based Rate (“LIBOR Loans”), as provided in Section 2(a)(vi)(B) of the Credit Agreement (“LIBOR-based Rate Suspension”); (ii) terminate or suspend Chase’s obligation to make Advances and to issue Letters of Credit: and/or (iii) declare the Obligations to be immediately due and payable. Chase reserves the right to exercise any and all of its rights and remedies and is not and shall not be deemed to be waiving any of its rights and remedies.

          Chase is not at this time imposing the Default Rate, imposing a LIBOR-based Rate Suspension, or terminating or suspending the availability of Advances and it is not at this time accelerating maturity of the Obligations. However, Chase specifically reserves the right to take those actions, including acceleration of the maturity of the Obligations, at any time hereafter so long as any of the Existing Defaults or any other Event of Default exist unremedied.

          Further Advances and the issuance or extension of the expiry date of any Letter of Credit will be made solely at the discretion of Chase, and Chase reserves the right to decline to make further Advances or to issue or extend the expiry date of any Letter of Credit at any time so long as the Existing Defaults or any other Event of Default exists.

          Escalade’s obligations under the Loan Documents to pay or reimburse Chase for costs and expenses and reasonable attorneys’ fees made or incurred by Chase remain in full force and effect. Without limiting the generality of the foregoing, pursuant to Section 12 of the Credit Agreement, Escalade is obligated to reimburse Chase for any and all of its out-of-pocket costs and expenses and reasonable attorneys’ fees paid or incurred by Chase in connection with the restructuring or enforcement of the Loan Documents. In addition, all of Escalades’ obligations under the Loan Documents to indemnify Chase remain in full force and effect.

          Escalade and Chase are undertaking negotiations respecting the Existing Defaults and terms upon which Chase may be prepared to defer the exercise of certain of its rights with respect to the Existing Defaults, to provide an opportunity for: (a) Escalade to formulate a revised business plan for 2009, to address the current challenges to Escalade’s business: (b) Chase to evaluate the plan and proposals presented by Escalade; and (c) Escalade to substantiate the adequacy of its plan to Chase (the “Negotiations”).

          Chase and Escalade, each at its sole discretion, may undertake the Negotiations and may continue them on an “at will” basis. Escalade and Chase each will have the right to discontinue the Negotiations at any time, without cause, without notice of any kind and at its sole and absolute discretion. Participation in the Negotiations and any informal forbearance in the exercise of rights and remedies shall not constitute or be deemed to be an agreement to forbear for any period or at any time hereafter in the exercise of any of its rights and remedies or create any course of dealing between Chase and Escalade. Further, such participation shall not obligate

Chase to reach any agreement concerning the reinstatement, extension, restructure or modification of the Obligations or any of the Loan Document.

          Chase is hopeful that Escalade and its representatives will develop quickly a revised business plan for 2009 and beyond which effectively addresses the challenges which confront Escalade and its subsidiaries at this time. Chase is prepared to evaluate and consider on an expedited basis that plan and the support it requires for Escalade from Chase. As previously discussed, continuation of the current or restructured credit facilities with chase will require adjustments to the terms and pricing of the credit facilities and collateralization of the Obligations. Chase expects that these adjustments and collateralization, if they are to occur, will be negotiated and put into place without delay.

          Chase is not waiving nor shall be deemed to have waived by its participation in the Negotiations or its deferral of any or all immediate actions by reason of the Existing Defaults, any of the Existing Defaults, any other Events of Defaults which hereafter exist, any of the terms or provisions of any of the Loan Documents or any of its respective rights and remedies thereunder.

          The credit agreement and all of the other Loan Documents are now, and until Chase otherwise agrees in writing, shall remain in full force and effect in accordance with their respective terms.

          Chase expressly reserves all of its rights, powers, privileges and remedies under all of the Loan Documents and applicable law.

Very truly yours,

JPMORGAN CHASE BANK, N.A.

By:	/s/ H. Robert Hill

H. Robert Hill, Vice President